Exhibit 1.1

ARTICLES OF INCORPORATION

OF

ORIX CORPORATION

CHAPTER I. GENERAL PROVISIONS

ARTICLE 1. (Corporate Name)

The name of the Company shall be “ORIX Kabushiki Kaisha” (in English “ORIX CORPORATION”).

ARTICLE 2. (Purposes)

The purpose of the Company shall be to engage in the following businesses:

(1)	lease, purchase and sale (including purchase and sale on an installment basis), maintenance and management of movable property of all types;

(2)	lease, purchase and sale, ground preparation, development, maintenance and management of real property;

(3)	lending of money, purchase and sale of claims of all types, payment on behalf of third parties, guarantee and assumption of obligations, and other financial business;

(4)	holding, investment in, management, purchase and sale of securities;

(5)	business of investment in and sale of commodities, and advisory service business relating to investment in commodities;

(6)	securities broker business;

(7)	trust agreement agency business;

(8)	business of sale of trust beneficiary rights;

(9)	acting as an agent for collection of money and for calculation work of enterprises;

(10)	manufacture, processing, repair and sale of furniture, interior goods, transport machinery and equipment, etc.;

(11)	water transport, road transport of cargo, and warehousing;

(12)	transport business using cargo;

(13)	contracting for construction and civil engineering, and design and supervision thereof;

(14)	planning, developing and contracting for lease and sale of intangible property rights such as copyrights, industrial property rights, etc.;

(15)	information services, telecommunications, advertising and publishing business;

(16)	management of facilities for sports, lodging, medical treatment and social education, etc., management of restaurants, and tour business;

(17)	conducting cultural projects, sports, etc.;

(18)	business of dispatching workers to enterprises;

(19)	purchase and sale of antiques;

(20)	services relating to the collection, transportation and disposal of ordinary waste products and industrial waste products;

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(21)	generation of electric power and supply of electricity;

(22)	brokerage, agency, investigation and consulting services for business relating to any of the preceding items, and pension consulting service;

(23)	non-life insurance agency business, insurance agency business under the Automobile Accident Compensation Security Law, and service related to soliciting life insurance;

(24)	investment advisory business relating to real estate, securities and other financial assets;

(25)	engaging in trust, banking and credit management and collection business operations, as a result of the acquisition of shares in a company engaged in those activities; and

(26)	any and all businesses incidental or related to any of the preceding items

ARTICLE 3. (Head Office)

The head office of the Company shall be located in Minato-ku, Tokyo.

CHAPTER II. SHARES

ARTICLE 4. (Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be 259,000,000.

ARTICLE 5. (Number of Shares that Constitute One Unit)

In relation to the shares issued by the Company, ten (10) shares of the Company shall constitute one (1) Unit with which a shareholder may exercise one (1) vote at a General Meeting of Shareholders.

ARTICLE 6. (Rights of Shares Less than One Unit)

A shareholder of the Company (including a Substantial Shareholder; hereinafter the same) may not, in relation to the shares that it holds that are less than one (1) Unit, exercise shareholders’ rights in relation thereto other than the rights set forth below:

(1)	The rights set forth in each item of Article 189 Paragraph 2 of the Company Law;

(2)	The right to make demands pursuant to the provisions of Article 166 Paragraph 1 of the Company Law;

(3)	The right to subscribe to Offering Shares and Offering Stock Acquisition Rights on a pro rata basis based upon the number of shares held by a shareholder; and

(4)	The right to make the demands provided under the immediately following article.

ARTICLE 7. (Demand for Sales by a Shareholder of Shares Less Than One Unit)

A shareholder of the Company may demand, in accordance with the provisions of the Share Etc. Handling Regulations that the Company sell to it the number of additional shares necessary to make the number of shares of less than one (1) Unit held by such shareholder, equal to one (1) Unit.

ARTICLE 8. (Administrator of the Register of Shareholders)

1. The Company shall have an Administrator of the Register of Shareholders.

2. The Administrator of the Register of Shareholders shall, on behalf of the Company, create and keep the Register of Shareholders (including Register of Substantial Shareholders; hereinafter the same), Register of Lost Share Certificates and Register of Stock Acquisition Rights and otherwise perform matters concerning the Register of Shareholders, Register of Lost Share Certificates and Register of Stock Acquisition Rights. The Company shall not perform such matters.

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ARTICLE 9. (Issuance of Share Certificate and Shares Etc. Handling Regulations)

1. The Company shall issue share certificates pertaining to shares.

2. Notwithstanding the provisions of the preceding paragraph, the Company shall not issue share certificates pertaining to shares constituting less than 1 (one) Unit, provided, however, that this shall not apply to the extent Shares Etc. Handling Regulations provide otherwise.

3. The handling of shares and procedures for exercise of shareholders’rights of the Company shall be in accordance with the Shares Etc. Handling Regulations as well as the applicable laws and ordinances and this Articles of Incorporation.

CHAPTER III. ORGANIZATIONS

Sub-Chapter 1. Organizations

ARTICLE 10. (Organizations)

The Company shall have the following organizations:

(1)	General Meeting of Shareholders;

(2)	Directors;

(3)	Board of Directors;

(4)	Nominating Committee, Audit Committee and Compensation Committee;

(5)	Executive officers and representative executive officers; and

(6)	Accounting auditor

Sub-Chapter 2. General Meeting of Shareholders

ARTICLE 11. (Holding of General Meeting of Shareholders)

An annual General Meeting of Shareholders shall be convened within a certain term following the end of each fiscal year and held in June of each year, and an extraordinary General Meeting of Shareholders shall be held at any time whenever necessary.

ARTICLE 12. (Record Date for Exercise of Voting Rights)

1. Those shareholders of the Company who are permitted to exercise their voting rights at an annual General Meeting of Shareholders to be convened after the completion of each fiscal year shall be those shareholders registered or recorded as having voting rights on the Register of Shareholders as of the end of the same fiscal year.

2. Notwithstanding the provisions of the preceding paragraph, the Company may choose a date other than the date specified in the preceding paragraph as the date as of which shareholders shall be registered or recorded as having voting rights on the Register of Shareholders in order to be able to exercise their voting rights at the annual General Meeting of Shareholders. In such a case, two (2) weeks prior public notice shall be given as to the chosen date.

ARTICLE 13. (Authorized Person to Convene a General Meeting of Shareholders and Chairman Thereat)

1. General Meetings of Shareholders shall be convened by a director determined in advance by a resolution of the Board of Directors meeting. Furthermore, the director designated in advance by a resolution of the Board of Directors meeting shall act as a chairman.

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2. If the person determined in accordance with the preceding paragraph is unable to act, another director shall convene the General Meeting of Shareholders or act as a chairman, in accordance with the order so designated in advance by a resolution of the Board of Directors meeting.

3. The Company may deem that at the time of convocation of a General Meeting of Shareholders, information concerning the matters that should be contained or provided for in the reference documents for the General Meeting of Shareholders, business reports, financial statements and consolidated financial statements, audit reports and accounting audit reports, were provided to the shareholders by disclosing such information through use of the internet in accordance with applicable laws and ordinances.

ARTICLE 14. (Resolution of General Meeting of Shareholders)

1. Unless otherwise provided under applicable laws or ordinances or by the Company’s Articles of Incorporation, resolutions of the General Meetings of Shareholders shall be adopted by a majority of votes of the shareholders present at the meetings who are permitted to exercise their voting rights.

2. The special resolution provided in Article 309 Paragraph 2 of the Company Law shall be adopted by two-thirds or more of the votes of the shareholders present at a meeting at which shareholders who hold more than one-third of the voting rights held by all of the shareholders of the Company who are permitted to exercise their voting rights at the general meeting of shareholders are present.

ARTICLE 15. (Vote by Proxy)

A shareholder may exercise his vote by proxy given to another shareholder, who has the right to vote. In such case the shareholder or the proxy must file with the Company a document evidencing his authority.

Sub-Chapter 3. Directors

ARTICLE 16. (Number of Directors)

There shall be no less than three (3) directors of the Company.

ARTICLE 17. (Election and Removal of Directors)

1. Directors shall be elected and removed by a resolution of the General Meeting of Shareholders.

2. The resolution of the General Meeting of Shareholders for election and removal of directors in the preceding paragraph shall be adopted by a majority of the votes of the shareholders present at a meeting at which shareholders who hold one-third or more of the voting rights held by all of the shareholders of the Company who are permitted to exercise their voting rights at the general meeting of shareholders are present.

3. In case of election(s) of directors, cumulative voting shall not be used.

ARTICLE 18. (Term of Office of Directors)

1. Directors’ terms of office shall expire upon the conclusion of the annual General Meeting of Shareholders for the last fiscal year ending within one (1) year after election of director.

2. The terms of office of directors elected as directors, to replace a director that left the office prior to expiration of such director’s term of office, or due to the increase of directors, shall be until the terms of office of the other directors expire.

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Sub-Chapter 4. Board of Directors

ARTICLE 19. (Person who Convenes Meetings of the Board of Directors and Chairman)

1. Unless otherwise provided under applicable laws or ordinances, meetings of the Board of Directors shall be convened by the director designated in advance by a resolution of the Board of Directors meeting. Furthermore, the director designated in advance by a resolution of the Board of Directors meeting shall act as a chairman.

2. If the person determined in accordance with provisions of the preceding paragraph is unable to act, another director shall convene the Board of Directors meeting or act as a chairman, in accordance with the order they are so designated in advance by a resolution of the Board of Directors meeting.

ARTICLE 20. (Procedure for Convocation of Meetings of the Board of Directors)

1. The person convening the Board of Directors meetings shall, on or prior to the third (3rd) day preceding the date of such Board of Directors meetings, send notice thereof to each director, provided, however, that in case of emergency, such period may be shortened.

2. Notwithstanding the provisions of the preceding paragraph, if there is a unanimous consent of the directors, the Board of Directors may hold a Board of Directors meeting without taking the procedure for convocation of meeting.

ARTICLE 21. (Resolution of Board of Directors Meeting)

Resolutions of the Board of Directors shall be adopted by a majority of the directors meetings present at meetings attended by a majority of the directors that may participate in making resolutions thereat.

ARTICLE 22. (Abbreviation of Resolutions of Board of Directors Meetings)

If a director proposes a matter for resolution by the Board of Directors meeting, and if the directors (to the extent capable of participating in the resolution of such matter) express their intensions to unanimously consent to such proposal in writing or electromagnetic record form, the Company shall deem such proposal approved by a resolution of the Board of Directors meeting.

ARTICLE 23. (Release of Directors’ and Executive Officers’ Liability)

1. If the directors and executive officers (including former directors and executive officers. Hereinafter collectively referred to as “Directors and Officers”) were without knowledge and were not grossly negligent in the performance of their duties, and upon determination by the Company after giving due consideration to content of the facts that caused the relevant liability, situations of the relevant Directors and Officers’ performance of their duties, and other circumstances that it is particularly necessary, the Company may by a resolution of the Board of Directors meeting release, to the extent of the maximum amount that may be released under the applicable laws and ordinances, the liability for damages of Directors and Officers arising from failure to perform their duties.

2. The Company may enter into an agreement with Outside Directors that provides that if such Outside Directors were without knowledge and were not grossly negligent in the performance of their duties, their liability for damages arising from failure to perform their duties shall be limited to the extent of the minimum amount of liability provided under the applicable laws and ordinances.

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Sub-Chapter 5. Board Committees

ARTICLE 24. (Election Etc. of Committee Members)

1. Each Board Committee shall be composed of three (3) or more members.

2. The members of each Board Committee shall be elected from among the directors by a resolution of the Board of Directors meeting.

3. The majority of members of each Board Committee must be Outside Directors.

4. No member of the Audit Committee shall be an executive officer or an Operating Director of the Company or any of its subsidiaries or the accounting advisor (if the accounting advisor is a corporate body, the member thereof that performs such duties) manager or other employee of any of the Company’s subsidiaries.

ARTICLE 25. (Procedure for Convocation of Meetings of Committee)

Each Board Committee shall be convened pursuant to provisions of applicable laws and ordinances and the determinations made by the Board of Directors.

ARTICLE 26. (Resolution of Committee Meeting)

1. Each Board Committee resolution shall be made by a majority of the members at attendance at a Board Committee at which a majority of the members that can participate in making the relevant resolution attend.

2. Notwithstanding the preceding paragraph, a resolution to remove the Company’s accounting auditor at an auditor committee meeting must be made by a unanimous consent of the members of the audit committee.

Sub-Chapter 6. Executive Officers

ARTICLE 27. (Number of Executive Officers)

There shall be three (3) or more executive officers of the Company.

ARTICLE 28. (Election of Executive Officers)

Executive officers shall be elected by a resolution of the Board of Directors meeting.

ARTICLE 29. (Term of Office of Executive Officers)

1. An executive officer’s term of office shall expire upon the conclusion of the first Board of Directors meeting to be convened after the conclusion of the annual General Meeting of Shareholders for the last fiscal year ending within one (1) year after election of executive officers.

2. The terms of office of executive officers elected as executive officers, to replace executive officers that left the office prior to expiration of such executive officer’s term of office, or due to the increase of executive officers, shall be until the terms of office of the other executive officers expire.

ARTICLE 30. (Election of Representative Executive Officers)

The Board of Directors shall elect one (1) or more representative executive officers from among the executive officers.

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Sub-Chapter 7. Accounting Auditor

ARTICLE 31. (Election of Accounting Auditor)

The accounting auditor shall be elected by a resolution of a General Meeting of Shareholder.

ARTICLE 32. (Term of Office of Accounting Auditor)

1. Accounting auditor’s terms of office shall expire upon the conclusion of the annual General Meeting of Shareholders for the last fiscal year ending within one (1) year after election of the accounting auditor.

2. Unless otherwise specifically resolved at the annual General Meeting of Shareholders under the preceding paragraph, an accounting auditor shall be deemed to have been re-elected at the relevant annual General Meeting of Shareholders.

CHAPTER IV. ACCOUNTS

ARTICLE 33. (Fiscal Year)

The fiscal year of the Company shall be one (1) year commencing on the first day of April of each year and ending on the last day of March of the following year.

ARTICLE 34. (The Organization to determine Distribution of Dividends Etc. from Retained Earnings)

The Company may determine matters set forth in each item of Article 459, Paragraph 1, such as the distribution of dividends from retained earnings, which shall not be determined by a resolution of a General Meeting of Shareholders.

ARTICLE 35. (Record Date for Distribution of Dividends from Retained Earnings)

If the dividends from retained earnings as of the last day of the fiscal year are distributed within three (3) months therefrom, the Company shall treat shareholders or share pledgees registered or recorded on the Register of Shareholders as of the last day of the same fiscal year as the person having rights to receive such dividends.

ARTICLE 36. (Term of Expiration of Dividends)

Distributable Assets or other distributable assets shall not incur interest thereon. If the relevant distributed assets are not received within a full three (3) years from the date on which the distribution of relevant distributed assets became effective, the Company shall be released from its obligation to distribute such assets.

CHAPTER V. Public Notice

ARTICLE 37. (Method of Public Notice)

Public Notice by the Company shall be published in the “Nihon Keizai Shinbun,” published in Tokyo and Osaka City.

SUPPLEMENTARY PROVISIONS

As of the effective date of the Law concerning Transfer of Bonds, Shares Etc. (Law No. 75 of 2001), the title of Article 9 shall be amended to “Share Etc. Handling Regulations,” Paragraphs 1 and 2 of the same articles shall become null and void, and be deemed deleted, and Paragraph 3 of the same article shall become Paragraph 1. At the time of the amendment of the provisions of Article 9, this supplementary provision shall expire and be deemed deleted.

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